Exhibit 15.1




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


              RE:  WILLCOX & GIBBS, INC. REGISTRATION ON FORM S-8

We are aware that our report dated April 14, 1995 on our review of the condensed consolidated balance sheet of Willcox & Gibbs, Inc. as of March 31, 1995, and the related condensed consolidated statements of income and cash flows for the three-month periods ended March 31, 1995 and 1994 included in the Company's Form 10-Q for the quarter ended March 31, 1995 is incorporated by reference in Registration Nos. 33-4584, 33-14148 and 33-32648 on Form S-8. Pursuant to Rule 436(e) under the Securities Act of 1933, this report should not be considered a part of such registration statements within the meaning of Sections 7 and 11 of the Act.




Coopers & Lybrand L.L.P.




Miami, Florida
April 14, 1995